Exhibit 99.1

ProPhase Labs Announces Financial Results

for the Three Months Ended March 31, 2023

As revenue mix transitions, Company still achieves positive net income and significant adjusted EBITDA while acquiring and developing biotech, genomics and diagnostic assets with multi-billion-dollar potential

Company highlights key strategic initiatives to grow underlying value in 2023 and beyond

Company to hold a conference call Thursday, May 11, 2023, at 11:00 AM ET

Garden City, NY – May 11, 2023 (GLOBE NEWSWIRE) – ProPhase Labs, Inc. (NASDAQ: PRPH), a next generation biotech, genomics and diagnostics company, today reported its financial and operational results for the three months ended March 31, 2023.

Corporate highlights for the three months ended March 31, 2023, include the following:

●	Advancing key initiatives associated with Linebacker-1 cancer compound at the world-renowned Dana Farber Cancer Institute with Harvard University professors/scientists.

●	Conducting vital pre-clinical analysis of Linebacker-1 at Eurofins and Reprocell.

●	Developing the BE-Smart Esophageal Cancer Test with world-renowned Key Opinion Leaders at Mayo Institute, Kansas University Medical Center (KUMC) and Baylor University.

●	Continuing sample acquisition and testing of BE-Smart Test at the cutting-edge facility at Mprobe.

●	Developing Nebula Genomics with Dr. George Church and Russ B. Altman, MD, PhD.

●	Growing Nebula Genomics with over 100% revenue growth year-over-year.

●	Growing Pharmaloz Manufacturing with almost 100% year-over-year growth.

●	Implemented new $6 million stock repurchase program.

Financial highlights for the three months ended March 31, 2023, include the following:

●	Net revenue of $19.3 million for the three months ended March 31, 2023, as compared to $47.5 million for the three months ended March 31, 2022.

●	Net Income of $0.6 million, or $0.03 per diluted share, for the three months ended March 31, 2023, as compared to net income of $12.5 million, or $0.68 per diluted share, for the three months ended March 31, 2022.

●	Adjusted EBITDA of $3.1 million for the three months ended March 31, 2023, as compared to adjusted EBITDA of $14.6 million for the three months ended March 31, 2022.

●	Cash, cash equivalents and marketable equity securities of $15.6 million and working capital of $42.8 million as of March 31, 2023.

Ted Karkus, ProPhase Lab’s Chief Executive Officer, commented, “I could not be more pleased with our progress to date. It is a testament to our entire management team that we generated positive net income and significant adjusted EBITDA even as our revenue mix transitions away from COVID-19 to whole genome sequencing and manufacturing and while developing cancer therapeutic and diagnostic assets each with multi-billion-dollar potential.

In years past, we turned around and sold the Cold-EEZE Cold Remedy brand for $50 million. We then took advantage of the opportunity in COVID-19 testing to build a world-class high complexity molecular CLIA lab in the State of New York, and generate enormous revenues, earnings and working capital. We leveraged these successes to build a first-class infrastructure and platform. We spent the past two plus years exploring hundreds of potential acquisitions during the biotech bear market. We cherry picked what we believe to be the most promising technologies and are now developing these assets with multi-billion-dollar potential.

We feel strongly that personalized precision medicine is the future of medicine. Despite its rapid growth over the past five years, it is still in its infancy, similar to where the internet was 20 to 25 years ago. At the heart of this research is whole genome sequencing. We are working with world-class advisors and have developed strong relationships with the global leaders in whole genome sequencing equipment and consumables. We believe that we are well situated to potentially be the low-cost provider of whole genome sequencing in the United States and globally. Our current growth rate at Nebula Genomics does not reflect the potential distribution in retail stores in late 2024 and the anticipated launch of our B2B whole genome sequencing once our lab validations are complete in the next couple of months. We intend to be the go-to leading edge genomic processing lab in North America.

We are also developing our Linebacker-1 cancer compound and achieving impressive pre-clinical results. We recently shared some of these results from our work with Eurofins and look forward to updating our shareholders in the near future with additional results from our pre-clinical studies at Dana Farber Cancer Institute.

In parallel, we are developing our BE-Smart Esophageal Cancer Test with world-class organizations. We anticipate that we will achieve CPT codes and initiate commercialization and distribution in the U.S. by early 2024. We feel that the ultimate potential for this much needed, and potentially life-saving test, is in the billions of dollars.

And while the U.S. is certainly a multi-billion-dollar market on its own, we believe that Nebula Genomics, Linebacker and BE-Smart all have massive global potential as well.

We have successfully completed the build out of our diversified CLIA lab in New York to provide state-of-the-art genomics testing as well as a full clinical laboratory services. We expect all validations for our clinical lab and genomics testing to be completed within the next couple of months. We will then leverage our existing infrastructure to launch our B2B channel for Nebula Genomics and continue to build our traditional clinical lab business.

Finally, our Pharmaloz Manufacturing business is operating at full capacity with significant demand to potentially support $25 million or more in revenues in 2024. We are only limited by our ability to quickly and efficiently build capacity. As more and more companies look to outsource their lozenge production, Pharmaloz will continue to pick up high margin business. We continue to have strong interest from some of the largest lozenge brands, both in the U.S. and abroad.

Furthermore, our infrastructure will also allow us to leverage our relationships with over 40,000 Food, Drug and Mass (FDM) retail stores in the U.S. as we develop and commercialize our Equivir broad based anti-viral as a dietary supplement and introduce our Nebula whole genome sequencing (WGS) tests in these same stores.

We are all looking forward to a bright future and plan to provide further updates to our loyal shareholders in the near term,” concluded Mr. Karkus.

Financial Results

Three Months Ended March 31, 2023 as compared to the Three Months Ended March 31, 2022.

For the three months ended March 31, 2023, net revenue was $19.3 million as compared to $47.5 million for the three months ended March 31, 2022. The decrease in net revenue was the result of a $30.4 decrease in net revenue from diagnostic services, partially offset by a $2.2 million increase in consumer products. The decrease in net revenue for diagnostic services was due to decreased COVID-19 testing volumes compared to the 2022 period, which saw a spike in COVID-19 testing as a result of the Omicron variant, which emerged in early 2022. Overall diagnostic testing volume decreased from 377,000 tests in the first quarter of 2022 to 120,000 tests in the first quarter of 2023, of which 69.0% and —% were reimbursed by the HRSA uninsured program, respectively. The average variable consideration received was $121.03 per adjudicated test in the first quarter of 2023 compared to $120.14 per adjudicated test in the first quarter of 2022.

Cost of revenues for the three months ended March 31, 2023 were $8.8 million, comprised of $5.2 million for diagnostic services and $3.6 million for consumer products. Cost of revenues for the three months ended March 31, 2022 were $18.9 million, comprised of $16.7 million for diagnostic services and $2.2 million for consumer products.

We realized a gross profit of $10.5 million for the three months ended March 31, 2023 as compared to $28.7 million for the three months ended March 31, 2022. The decrease of $18.2 million was comprised of a decrease of $18.9 million in diagnostic services, partially offset by an increase of $0.8 million in consumer products. For the three months ended March 31, 2023 and 2022, we realized an overall gross margin of 54.5% and 60.3%, respectively. Gross margin for diagnostic services was 64.0% and 62.8% in the 2023 and 2022 comparable periods, respectively. The increase in gross margin was principally due to (i) increased efficiencies in our lab processing, (ii) a decrease in sample collection costs and (iii) a decrease in cost of test materials. Gross margin for consumer products was 25.5% and 17.8% in the 2023 and 2022 comparable periods, respectively. Gross margin for consumer products have historically been influenced by fluctuations in quarter-to-quarter production volume, fixed production costs and related overhead absorption, raw ingredient costs, inventory mark to market write-downs and timing of shipments to customers.

Diagnostic services costs for the three months ended March 31, 2023 were $1.2 million compared to $4.7 million for the three months ended March 31, 2022. The decrease of $3.5 million was due to decreased COVID-19 testing volumes in 2023 compared to the 2022 period, which saw a spike in COVID-19 testing as a result of the Omicron variant, which emerged in late 2021.

General and administration expenses for the three months ended March 31, 2023 were $8.3 million as compared to $7.8 million for the three months ended March 31, 2022. The increase of $0.5 million in general and administration expenses was principally related to an increase in personnel expenses and professional fees associated with our diagnostic services business.

Research and development costs for the three months ended March 31, 2023 were $144,000 as compared to $35,000 for the three months ended March 31, 2022. The increase in research and development costs for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022 was principally due to increased activities at ProPhase Biopharma, Inc. (PBIO). These activities include product research and field testing.

Our aggregate cash and cash equivalents as of March 31, 2023 were $9.6 million as compared to $9.1 million at December 31, 2022. Our working capital was 42.8 million and $44.8 million as of March 31, 2023 and December 31, 2022, respectively. The increase of $0.5 million in our cash and cash equivalents for the three months ended March 31, 2023 was principally due to the proceeds from the sale of marketable debt securities of $1.3 million, proceeds from the issuance of notes payable of $7.6 million, and $0.5 million cash provided by operating activities, offset by (i) our acquisition of the world-wide exclusive rights to the BE-Smart Esophageal Pre-Cancer diagnostic screening test and related intellectual property assets from Stella Diagnostics, Inc. for approximately $4.5 million, comprised of approximately $3.5 million in cash and $1 million in common stock, (ii) the repurchase of common shares for payment of statutory taxes due on cashless exercise of options of $5.4 million, and (iii) the repurchase of common shares for $0.5 million and (iii) capital expenditures of $0.5 million.

Conference Call and Webcast Details

Management will host a conference call at 11:00 AM ET, Thursday, May 11, 2023, to provide an update on corporate developments and review financial results. Following management’s formal remarks, there will be a question-and-answer session.

Participants can register for the conference call by navigating to:

https://dpregister.com/sreg/10178710/f95cce1458

Please note that registered participants will receive their dial-in number upon registration and may dial directly into the call without delay. Those without internet access or unable to pre-register may dial in by calling: 1-866-777-2509 (domestic), or 1-412-317-5413 (international). All callers should dial-in approximately 10 minutes prior to the scheduled start time and ask to be joined into ProPhase Lab’s call.

The conference call will be broadcast live and available for replay at

https://event.choruscall.com/mediaframe/webcast.html?webcastid=bQyqnuoI and via the investor relations section of the Company’s website at www.ProPhaseLabs.com.

A webcast replay of the call will be available approximately two hours after the end of the call at the above links. A telephonic replay of the call will be available and may be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code 9261373.

About ProPhase Labs

ProPhase Labs, Inc. (Nasdaq: PRPH) (“ProPhase”) is a next-generation biotech, genomics and diagnostics company. Our goal is to create a healthier world with bold action and the power of insight. We’re revolutionizing healthcare with industry-leading Whole Genome Sequencing solutions, while developing potential game changer diagnostics and therapeutics in the fight against cancer. This includes a potentially life-saving cancer test focused on early detection of esophageal cancer and potential breakthrough cancer therapeutics with novel mechanisms of action. Our world-class CLIA labs and cutting-edge diagnostic technology provide wellness solutions for healthcare providers and consumers. We develop, manufacture, and commercialize health and wellness solutions to enable people to live their best lives. We are committed to executional excellence, smart diversification, and a synergistic, omni-channel approach. ProPhase Labs’ valuable subsidiaries, their synergies, and significant growth underscores our multi-billion dollar potential.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategy, plans, objectives and initiatives, including our plans to grow our subsidiaries and build a multi-billion dollar company, our expectations regarding the future revenue growth potential of each of our subsidiaries, our plans to sell our products in food, drug and mass (FDM) stores, our expected timeline for commercializing our BE-Smart Test and its market potential, and the market potential of Equivir (dietary supplement) and Linebacker-1, , as well as our plans to become the low-cost provider of and leader in whole genomic sequencing and to expand our New York lab to include both traditional clinical testing and genomic sequencing. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to our ability to obtain and maintain necessary regulatory approvals, general economic conditions, consumer demand for our products and services, challenges relating to entering into and growing new business lines, the competitive environment, and the risk factors listed from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other SEC filings. The Company undertakes no obligation to update forward-looking statements except as required by applicable securities laws. Readers are cautioned that forward-looking statements are not guarantees of future performance and are cautioned not to place undue reliance on any forward-looking statements.

For more information, visit www.ProPhaseLabs.com.

ProPhase Media Relations and Institutional Investor Contact:

ProPhase Labs, Inc.

267-880-1111

investorrelations@prophaselabs.com

ProPhase Retail Investor Relations Contact:

Renmark Financial Communications

John Boidman

514-939-3989

Jboidman@renmarkfinancial.com

Source: ProPhase Labs, Inc.

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$9,613	$9,109
Marketable debt securities, available for sale	5,946	8,328
Accounts receivable, net	37,836	37,054
Inventory, net	4,311	3,976
Prepaid expenses and other current assets	3,573	2,366
Total current assets	61,279	60,833

Property, plant and equipment, net	8,891	7,288
Prepaid expenses, net of current portion	121	121
Operating lease right-of-use asset, net	3,974	4,059
Intangible assets, net	14,524	8,475
Goodwill	5,231	5,709
Deferred tax asset	191	—
Other assets	1,163	1,163
TOTAL ASSETS	$95,374	$87,648

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,866	$5,905
Accrued diagnostic services	353	1,009
Accrued advertising and other allowances	151	99
Operating lease liabilities	298	301
Deferred revenue	2,841	2,499
Income tax payable	3,849	4,190
Other current liabilities	6,109	2,072
Total current liabilities	18,467	16,075

Non-current liabilities:
Deferred revenue, net of current portion	1,160	1,059
Deferred tax liability, net	—	224
Unsecured promissory notes, net of discount of $376 and $0	7,224	—
Unsecured convertible promissory notes, net	2,400	2,400
Operating lease liabilities, net of current portion	4,182	4,259
Due to sellers (see Note 3)	2,000	—
Total non-current liabilities	16,966	7,942
Total liabilities	35,433	24,017

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity
Preferred stock authorized 1,000,000, $0.0005 par value, no shares issued and outstanding	—	—
Common stock authorized 50,000,000, $0.0005 par value, 16,851,041 and 16,210,776 shares outstanding, respectively	17	16
Additional paid-in capital	111,482	109,138
Retained earnings	12,303	11,753
Treasury stock, at cost, 18,934,955 and 18,126,970 shares, respectively	(63,953)	(58,033)
Accumulated other comprehensive loss	92	757
Total stockholders’ equity	59,941	63,631
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$95,374	$87,648

See accompanying notes to these condensed consolidated financial statements

PROPHASE LABS, INC & SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except per share amounts)

(unaudited)

	For the three months ended
	March 31, 2023	March 31, 2022
Revenues, net	$19,303	$47,531
Cost of revenues	8,783	18,854
Gross profit	10,520	28,677

Operating expenses:
Diagnostic expenses	1,203	4,672
General and administration	8,298	7,824
Research and development	144	35
Total operating expenses	9,645	12,531
Income from operations	875	16,146

Interest income, net	11	73
Interest expense	(215)	(233)
Other income (loss)	(107)	(76)
Income from operations before income taxes	564	15,910
Income tax expense (benefit)	14	(3,416)
Income from operations after income taxes	550	12,494
Net income	$550	$12,494

Other comprehensive (loss) income:
Unrealized loss on marketable debt securities	(665)	37
Total comprehensive (loss) income	$(115)	$12,531

Earnings per share:
Basic	$0.03	$0.81
Diluted	$0.03	$0.68

Weighted average common shares outstanding:
Basic	16,748	15,486
Diluted	18,061	18,740

See accompanying notes to these condensed consolidated financial statements

PROPHASE LABS, INC & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended
	March 31, 2023	March 31, 2022
Cash flows from operating activities
Net income	$550	$12,494
Adjustments to reconcile net income to net cash provided by operating activities:
Realized loss on marketable debt securities	107	179
Depreciation and amortization	1,292	1,249
Accretion of debt discount	20	1
Amortization on operating lease right-of-use assets	85	83
Gain on sale of assets	—	(23)
Stock-based compensation expense	947	482
Change in fair value of investment securities	—	76
Accounts receivable allowances	(147)	(924)
Inventory valuation reserve	—	25
Bad debt expenses	230	—
Changes in operating assets and liabilities:
Accounts receivable	(864)	1,938
Inventory	(335)	(105)
Prepaid expenses and other current assets	(2,107)	(126)
Deferred tax asset	(96)	—
Other assets	—	360
Accounts payable and accrued expenses	(2,661)	1,178
Accrued diagnostic services	(656)	(878)
Accrued advertising and other allowances	52	—
Deferred revenue	443	165
Deferred tax liability	—	443
Operating lease liabilities	(80)	(73)
Income tax payable	(341)	2,973
Other current liabilities	4,037	770
Net cash provided by operating activities	476	20,287

Cash flows from investing activities
Business acquisitions, escrow received	478	—
Asset acquisition, net of cash acquired	(2,904)	—
Purchase of marketable securities	—	(206)
Proceeds from sale of marketable debt securities	1,291	5,300
Proceeds from dispositions of property and other assets, net	—	85
Capital expenditures	(517)	(1,095)
Net cash (used in) provided by investing activities	(1,652)	4,084

Cash flows from financing activities
Proceeds from issuance of secured note payable	7,600	—
Repurchase of common stock for payment of statutory taxes due on cashless exercise of stock option	(5,379)	—
Repurchases of common shares	(541)	(1,150)
Repayment of note payable	—	(1,426)
Payment of dividends	—	(4,646)
Net cash provided by (used in) financing activities	1,680	(7,222)

Increase in cash, cash equivalents and restricted cash	504	17,149
Cash and cash equivalents, at the beginning of the period	9,109	8,658
Cash and cash equivalents, at the end of the period	$9,613	$25,807

Supplemental disclosures:
Cash paid for income taxes	$1,500	$—
Interest payment on the promissory notes	$203	$241

Supplemental disclosure of non-cash investing and financing activities:
Financed capital expenditures	$1,623	$—
Common stock issued in Asset Acquisition	$1,000	$—
Issuance of common shares for debt conversion	$—	$600
Net unrealized loss, investments in marketable debt securities	$—	$37

See accompanying notes to these condensed consolidated financial statements

Non-GAAP Financial Measure and Reconciliation

(unaudited)

In an effort to provide investors with additional information regarding our results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), we disclose certain non-GAAP financial measures. The primary non-GAAP financial measures we disclose are EBITDA and Adjusted EBITDA.

We define EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding acquisition costs, other non-cash items, and other unusual or non-recurring charges (as described in the table below).

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures.

We use EBITDA and Adjusted EBITDA internally to evaluate and manage the Company’s operations because we believe they provide useful supplemental information regarding the Company’s ongoing economic performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization. In addition, we believe that non-GAAP financial information is used by analysts and others in the investment community to analyze our historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and create a misplaced perception that our results have underperformed or exceeded expectations.

The following table sets forth the reconciliations of EBITDA and Adjusted EBITDA excluding other costs to the most comparable GAAP financial measures (in thousands):

	For the three months ended
	March 31, 2023	March 31, 2022
GAAP net income (1)	$550	$12,494
Interest, net	204	160
Income tax expense	14	—
Depreciation and amortization	1,292	1,250
EBITDA	2,060	13,904
Share-based compensation expense	947	482
Non-cash rent expense (2)	6	10
Bad debt expense	74	250
Adjusted EBITDA	$3,087	$14,646

(1)	We believe that net income is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA measure the Company’s operating performance without regard to certain expenses. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and the Company’s computation of EBITDA and Adjusted EBITDA may vary from others in the industry. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.
(2)	The non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.